                                   COMMITMENT



                                                                   July 10, 2000



BRG Acquisition Corporation
c/o Three Cities Research, Inc.
650 Madison Avenue
New York, NY 10022

Dear Sirs:

This is to confirm that I, John M. Palmer, agree to tender all the shares of Business Resource Group common stock which I own in response to the tender offer which BRG Acquisition Corporation will make in accordance with a Plan and Agreement of Merger between it and Business Resource Group in which it will offer to purchase the outstanding shares of common stock of Business Resource Group for $9.25 in cash, per share.

In order to induce BRG Acquisition to make the tender offer, and to protect BRG Acquisition Corporation against loss of goodwill of Business Resource Group, I agree that:

During the Non-Competition Period, I will not directly or indirectly (i) own, manage, control, participate in, consult with, render services for, or in any other manner engage in, any business that directly competes with Acquisition (as successor to Business Resource Group) or any of its subsidiaries (which were subsidiaries of Business Resource Group), in any states or counties where Business Resource Group is actually providing services or products to customers as of the date of the Merger (including, but not limited to, Alameda, Contra Costa, Santa Clara or San Francisco County in California), except that I may control or own up to two percent of a publicly traded company with which I have no relationship other than as a passive shareholder, or (ii) solicit, influence or attempt to influence any customer or client of Acquisition (as successor to Business Resource Group) or any of its subsidiaries to use or buy products or services of a company in competition with Acquisition (as successor to Business Resource Group) or any of its subsidiaries. The Non-Competition Period will begin at the effective time of the Merger and end on the earlier of (A) the fifth anniversary of the effective time of the Merger, or (B) the third anniversary of the date that I cease to be an employee of Acquisition (as successor to Business Resource Group) or a subsidiary because my employment is terminated for Cause (other than continued unsatisfactory performance) or because I terminate my employment without Good Reason. If, however, I cease to be an employee of Acquisition (as successor to Business Resource Group) or a subsidiary because my employment is terminated Without Cause or because of continued unsatisfactory performance or because I terminate my employment with Good Reason, the Non-Competition Agreement will terminate not later than one year after the day I cease to be an employee of Acquisition (as successor to Business Resource Group), except that Acquisition (as successor to Business Resource Group) may extend the Non-Competition Period until the third anniversary of that day (but not later than the fifth anniversary of the effective time of the Merger) by agreeing to pay me my Base Salary per year for up to an additional two years, on the payment schedule applicable to payments of Base Salary by Acquisition (as successor to Business Resource Group) to its senior executives. As used in this Paragraph, the terms "Cause," "Good Reason," "Without Cause" and "Base Salary" have the meanings given to those terms in and Employment Agreement dated July 7, 2000 between Acquisition and me, and the term "continued unsatisfactory performance" refers to the cause described in Section 3(f)(i)(b)(v) of that Employment Agreement.

I understand that, when this Agreement is signed by BRG Acquisition Corporation, I will be legally bound by it.

Date: July 10, 2000


                                                Very truly yours,


                                                /s/  John M. Palmer
                                                ------------------------------
                                                Signature


                                                John M. Palmer
                                                ------------------------------
                                                Name: (Print)


                                                ------------------------------
                                                Social Security No.


Accepted and Agreed To:

BRG Acquisition Corporation

By: /s/ Jeanette Welsh
    -------------------------
    Jeanette Welsh